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                                                                  EXHIBIT 23.01


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference of our report dated April 23, 1997 (except for Note 5 as to which the date is June 27, 1997 and Note 14 as to which the date is January 16, 1998), with respect to the consolidated financial statements of Station Casinos, Inc. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, included in this Form 8-K/A into Crescent Real Estate Equities Company's previously filed Registration Statements No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No. 333-03454, No. 333-13521, No.
333-21905, No. 333-23005, No. 333-33893, No. 333-37273, No. 333-37553, No.
333-37565, No. 333-38071, No. 333-41049, No. 333-42417 and No. 333-47563.


                                                     ARTHUR ANDERSEN LLP


Las Vegas, Nevada
April 27, 1998